February 13, 1997



To Our Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Shareholders Meeting of First National Bancorp, Inc. to be held on Thursday, March 13, 1997, at 3:00 p.m. at the main office of First National Bank of Joliet at 78 North Chicago Street, Joliet, Illinois.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of First National Bancorp, Inc. and its subsidiaries, First National Bank of Joliet, Southwest Suburban Bank, Bank of Lockport and Plano Bancshares, Inc. and its subsidiary the Community Bank of Plano.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to please mark, sign, date and promptly return the enclosed BLUE proxy in the envelope provided.

Sincerely,




Kevin T. Reardon
Chairman of the Board
and Chief Executive Officer


KTR:kgp

                     NOTICE OF THE ANNUAL SHAREHOLDERS MEETING OF
                             FIRST NATIONAL BANCORP, INC.




                 To the Shareholders of First National Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Shareholders Meeting of First National Bancorp, Inc. (the "Company"), will be held on Thursday, March 13, 1997, at 3:00 p.m. at the main office of the First National Bank of Joliet, 78 North Chicago Street, Joliet, Illinois, for the purpose of considering and voting upon the following matters:


    1.   The election of eleven (11) directors of the Company.

    2. The approval of an amendment of the Articles of Incorporation to authorize additional shares of common stock.

    3. The transaction of such other business as may properly be brought before the meeting or any adjournments or postponements thereof.


The Board of Directors knows of no other business to be brought before the meeting. The close of business of the Company on Monday, February 3, 1997, has been fixed by the Board of Directors as the record date for the determination of Shareholders of the Company entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournments or postponements thereof.




Dated:   February 13, 1997



                          By Order of the Board of Directors



                                   Kevin T. Reardon
                                Chairman of the Board
                             and Chief Executive Officer





                                      IMPORTANT

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.

                             FIRST NATIONAL BANCORP, INC.
                               78 NORTH CHICAGO STREET
                               JOLIET, ILLINOIS  60432

                                   PROXY STATEMENT


    This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Shareholders Meeting of First National Bancorp, Inc. (the "Company") to be held on Thursday, March 13, 1997, at 3:00 p.m. at 78 N. Chicago Street, Joliet, Illinois, and any adjournments or postponements thereof and further to inform the Shareholders concerning the use of the proxy and the business to be transacted at the meeting.

    This proxy statement and form of proxy were first mailed to the Shareholders on or about Thursday, February 13, 1997.

    The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The proxy may be revoked at any time before it is voted whether in writing delivered to the Company stating that the proxy is revoked or by a subsequent proxy executed by or attendance at the meeting and voting in person by the person executing the proxy. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgement.

    The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal calls by officers, directors or regular employees of First National Bank of Joliet who will not be specially compensated for such solicitation.

    On the record date, the Company had issued and outstanding and entitled to vote 1,215,902 shares of $10.00 par value common stock, except that 2,883 shares, or .24%, are held by the Trust Department of First National Bank of Joliet as sole Trustee and may not be voted. Only Shareholders of record at the close of business of the Company on Monday, February 3, 1997, are entitled to notice of and to vote at the Shareholders meeting. Each share of common stock entitles the holder to one (1) vote on any matter brought before the meeting except for the election of directors.

    A quorum of Shareholders is necessary to take action at the Annual Shareholders Meeting. A majority of the outstanding shares of common stock of the Company, represented in person or by proxy, will constitute a quorum of Shareholders at the Annual Shareholders Meeting. Abstentions will be considered as present for purposes of a quorum and will be considered as a no vote on any matter brought before the Shareholders. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares of common stock on a particular matter, those shares will be considered as present for purposes of a quorum but will not be entitled to vote with respect to that matter. Votes cast by proxy or in person at the Annual Shareholders Meeting will be tabulated by the inspectors of election appointed for the Annual Shareholders Meeting.

    In the election for directors, each Shareholder shall have the right to vote the number of shares owned by such Shareholder for as many persons as there are directors to be elected or to cumulate such votes and give one (1) person as many votes as shall equal the number of directors to be elected multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of persons. The eleven (11) persons receiving a plurality of the votes cast for director shall be elected as directors. The approval of the holders of two-thirds of the Company's outstanding shares of common stock is required for the proposal to amend the Company's Articles of Incorporation to be approved. For any other proposal brought before the Shareholders, a simple majority of the votes cast is required for the proposal to be approved.

    A copy of the 1996 Annual Report of the Company and its wholly owned subsidiaries, the First National Bank of Joliet ("FNB"), Southwest Suburban Bank ("SWSB"), the Bank of Lockport ("BOL") and Plano Bancshares, Inc. and its subsidiary the Community Bank of Plano ("CBP"), is enclosed and accompanies this Proxy Statement.

ELECTION OF DIRECTORS

    The eleven (11) persons named below are the persons whom the Board of Directors recommends for election as directors of the Company for a term ending at the next Annual Shareholders Meeting in 1998. All of the nominees are members of the current Board of Directors of the Company.

    It is intended that all shares of common stock represented by a proxy in the accompanying form will be voted for the election of the persons listed below as directors unless authority to vote for the election of directors is withheld in such proxy. The Board of Directors has no reason to believe that any of the nominees will refuse or be unable to serve, but if any of the nominees will refuse or be unable to serve, proxies will be voted for election of other persons selected by the Board of Directors. Certain information with respect to the nominees is set forth below.



                                NOMINEES FOR DIRECTOR



                      PRINCIPAL OCCUPATION FOR                       DIRECTOR OF COMPANY O
NAME AND AGE            THE  PAST FIVE YEARS (1)                     SUBSIDIARY SINCE

Sheldon C. Bell              President, Coldwell Banker Bell                             1973
(Age 62)                     (Real Estate)

George H. Buck               President, Werden Buck Company                              1980
(Age 48)                     (Face Brick-Masonry Materials)

Albert G. D'Ottavio          President,Secretary/Treasurer, and COO,                     1980
(Age 53)                     First National Bancorp, Inc.; President
                             and COO, First National Bank of Joliet

Watson A. Healy              Architect                                                   1976
(Age 72)

Paul A. Lambrecht            Retired Chairman, Brown & Lambrecht                         1976
(Age 73)                     Construction, Inc. (Earthmoving)

Harvey J. Lewis              Farmer                                                      1973
(Age 72)

Walter F. Nolan              Member, Clifton Gunderson & Co., L.L.C.                     1991
(Age 56)                     (Certified Public Accountant)

Charles R. Peyla (2)         President, Illinois Securities Company                      1973
(Age 64)                     (Insurance)

Louis R. Peyla (2)           Chairman of the Board, Illinois Securities                  1983
(Age 66)                     Company (Insurance)

Kevin T. Reardon             Chairman of the Board and CEO, First                        1973
(Age 61)                     National Bancorp, Inc. and First National
                             Bank of Joliet

Howard E. Reeves             President, HOW Enterprises, Inc.                            1980
(Age 63)                     (Land Development)




(1) All of the above named directors have been engaged in the principal occupation specified for more than five years unless otherwise noted.

(2) Charles R. and Louis R. Peyla are brothers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock at December 31, 1996, by each person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.

                                                                    PERCENT
    NAME OF INDIVIDUAL OR             AMOUNT AND NATURE OF             OF
 NUMBER OF INDIVIDUALS IN GROUP      BENEFICIAL OWNERSHIP (1)        CLASS
 ------------------------------       -----------------------       ---------
DIRECTORS

    Sheldon C. Bell                          10,752                  0.88%

    George H. Buck                            7,898                  0.65%

    Albert G. D'Ottavio                       8,013                  0.66%

    Watson A. Healy                           5,247                  0.43%

    Paul A. Lambrecht                        20,473                  1.68%

    Harvey J. Lewis                           4,350                  0.36%

    Walter F. Nolan                          19,045                  1.57%

    Charles R. Peyla                         24,424                  2.01%

    Louis R. Peyla                           21,257                  1.75%

    Kevin T. Reardon                         27,515                  2.26%

    Howard E. Reeves                         18,657                  1.53%

All directors and executive officers
of the Company and the Bank as a
group (14 persons)                          175,316                 14.42%


(1) All of the listed directors and executive officers exercise sole voting and investment control over the shares indicated and own the shares directly, except for the following shares: Sheldon C. Bell--jointly with spouse 1,560 shares; George H. Buck--custodian 42 shares; Watson A. Healy--trust 4,724 shares; Paul
A. Lambrecht--jointly with spouse 6,858 shares, trust 13,092 shares; Harvey J. Lewis--trustee 3,075 shares, spouse trustee 1,065 shares; Walter F. Nolan--jointly with spouse 7,665 shares; Charles R. Peyla--agent for the Illinois Securities Company 5,511 shares, co-trustee 17,624 shares, spouse 42 shares; Louis R. Peyla--co-trustee 18,056 shares; Kevin T. Reardon--trust 13,265 shares, spouse trust 10,000 shares, trustee 4,050 shares; Howard E. Reeves--spouse 3,935 shares, trust 5,982 shares, trustee of the Company Profit Sharing Trust 8,400 shares. The following executive officers named in the Summary Compensation Table are John J. Keigher--total of 2,812 shares, all held jointly with spouse; Jack A. Podlesny--total of 1,252 shares, of which 648 shares are held jointly with spouse, 168 shares held jointly with other relatives; James T. Limacher--total of 3,621 shares, of which 99 are held as trustee.

TRANSACTIONS WITH MANAGEMENT


    Directors and officers of the Company and its subsidiaries and their associates were customers of, and had transactions with, the Company and its subsidiaries during 1996. Additional transactions may be expected to take place in the future. All loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

    Charles R. and Louis R. Peyla each own more than a 10% interest in the Illinois Securities Company. FNB, SWSB, BOL, and CBP have purchased insurance policies through the Illinois Securities Company for a number of years and the Company and its subsidiaries will continue to do so in 1997. In 1996 FNBJ, SWSB, BOL and CBP paid approximately $475,700 in insurance premiums for various policies to the Illinois Securities Company.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934


    Section 16(a) of the Securities Exchange Act requires that the Company's directors, executive officers and persons who own more than 10% of the Company's common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms and, if appropriate, representations made to the Company by any such reporting person concerning whether a Form 5 was required to be filed for the 1996 fiscal year, the Company is not aware that any of its directors and executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the period commencing January 1, 1996 through December 31, 1996.


BOARD OF DIRECTORS AND COMMITTEES OF THE COMPANY


    The Board of Directors of the Company had twelve (12) meetings in 1996. No director attended less than 80% of all such meetings. The directors of the Company do not receive any compensation for attendance at meetings of the directors of the Company. All directors of the Company also serve as directors of FNB and only receive compensation as directors of FNB. Messrs. Reardon and D'Ottavio also serve as directors of the Company's other subsidiaries without additional compensation.

    The Company's Board of Directors did not have any committees in 1996. The full Board of Directors considers matters pertaining to nominations to the Board.

COMPENSATION OF DIRECTORS

    Directors of the Company are not paid a fee for serving on the Company's Board. Directors of FNB receive a fee of $2,000 per meeting of the FNB Board and $200 for each committee meeting attended.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    Officers of the Company are not compensated separately from their respective positions at FNB. The Compensation Committee of FNB is responsible for recommending salaries to the Board of Directors of FNB and establishing compensation plans and policies for the executive officers and members of management of FNB. The Board of Directors of FNB reviews and acts upon the recommendations of the Compensation Committee.

    The Compensation Committee has in the past set annual compensation recommendations by evaluating the responsibilities of the positions and the individuals' experience, performance, career progress and development. The Compensation Committee utilized Sheshunoff, Illinois Bank Administration and Bank Administration Institute surveys in the analysis of compensation levels of similarly employed individuals. The compensation of the executive officers as established by the Compensation Committee and approved by the Board of Directors of FNB are generally targeted in the middle of the compensation levels in these surveys. In addition, the compensation of its chief executive officer and chief operating officer are reviewed with respect to their very active roles in the performance and management of the Company and its four subsidiary banks, FNB, SWSB, BOL and CBP. With respect to Mr. Kevin T. Reardon, the Compensation Committee of FNB recommended and the Board of Directors of FNB approved an increase in his base cash compensation for 1996 from $230,000 to $246,000. With respect to Mr. Albert G. D'Ottavio, the Compensation Committee of FNB recommended and the Board of Directors of FNB approved an increase in his base cash compensation for 1996 from $185,000 to $198,000.

    In reaching a decision with respect to bonuses to be awarded, the Committee gave significant consideration to the individual contributions of the officer, the favorable operating results of the Company in 1996 and the continued success of FNB, SWSB, BOL and CBP with respect to earnings, return to Shareholders and financial condition. No precise weighting was assigned to any of these factors and the Committee believes that the performance of the Company in each area has compared favorably with similar sized bank holding companies in this geographic area. The bonuses reflect the view of the Compensation Committee that the awards were appropriate in light of the excellent performance over the past three years of the Company and its subsidiary banks. The Compensation Committee recognized achievements of the chief executive officer and the chief operating officer in the areas of customer service, technology use and innovation, and management efficiency but did not assign a weighting factor to any specific area. With respect to Mr. Kevin T. Reardon, Chief Executive Officer, the Compensation Committee of FNB recommended and its Board of Directors approved his bonus for 1996 in the amount of $180,000. With respect to Mr. Albert G. D'Ottavio, Chief Operating Officer, the Compensation Committee of FNB recommended and its Board of Directors approved his bonus for 1996 in the amount of $112,000. These are the same amounts that were approved in 1995.

    Neither Mr. Reardon nor Mr. D'Ottavio participated in discussions of the Compensation Committee regarding either of their compensation.

    This report is submitted on behalf of the members of the Committee:

                                   Charles R. Peyla
                                  Paul A. Lambrecht
                                   Kevin T. Reardon
                                 Albert G. D'Ottavio
                                   Howard E. Reeves

    THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY SHALL NOT BE DEEMED TO INCLUDE THE PRECEDING REPORT UNLESS SUCH REPORT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company does not have a Compensation Committee and no compensation is paid by the Company to any officer. However, Kevin T. Reardon and Albert G. D'Ottavio, Chief Executive Officer and Chief Operating Officer respectively, do serve on the Compensation Committee of FNB. They do not participate in any discussions and they abstain from any vote of the Compensation Committee regarding either of their compensation as officers of FNB. The Company's Board of Directors had no compensation committee interlocks with any other entity.



EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation paid or granted for the past three fiscal years to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company whose aggregate salary and bonus exceeded $100,000 for the 1996 fiscal year.

PENSION PLAN

    FNB maintains the First National Bank of Joliet Retirement Plan (the
"Plan") to provide retirement benefits to eligible employees of the Company's subsidiary banks. Prior to November 1, 1991, only employees of FNB were covered by the Plan. Commencing on November 1, 1991 Plan coverage was extended to employees of SWSB, on January 1, 1992 Plan coverage was extended to employees of BOL, and on November 1, 1994 Plan coverage was extended to employees of CBP.
Each year employer contributions to the Plan are required in amounts which are actuarially determined and are dependent upon participant age, service and compensation, benefit payments, and investment gains or losses of the trust fund. Upon attaining normal retirement age under the Plan (sixty-five (65) with at least 5 years of participation in the Plan), an eligible employee will be entitled to a monthly pension benefit. The benefit shall be equal to 1.25% of final average pay plus .625% of final average pay over the covered compensation amount (based on date of birth) times years of service (maximum 30 years), plus
 .5% of final average pay times years of service in excess of 30 years (maximum 5 years).

    Employees are eligible to participate in the Plan upon reaching age twenty-one (21) and the completion of a year of service. A year of service is
(i) the first twelve (12) consecutive months; or (ii) the first Plan year (November through October) thereafter, during which an employee completes at least 1,000 hours of service of employment with one or more of the subsidiary banks.
    Any participant in the Plan who terminates his employment for any reason other than retirement, disability or death, will be entitled to a percentage of his accrued benefits according to the following vesting schedule:




              YEARS OF SERVICE              VESTED %

                     1                         0%
                     2                         0%
                     3                        20%
                     4                        40%
                     5                        60%
                     6                        80%
                     7                       100%

PENSION PLAN TABLE

    The following Pension Plan Table shows the estimated annual benefits payable upon retirement in 1996 for participants in the Plan at the specified compensation and years of service levels:

                        YEARS OF SERVICE
--------------------------------------------------------------------------------
Compensation      15        20        25        30        35
--------------------------------------------------------------------------------
20,000         3,750     5,000     6,250     7,500     8,000
--------------------------------------------------------------------------------
40,000         8,665    11,553    14,441    17,330    18,330
--------------------------------------------------------------------------------
60,000        14,290    19,053    23,816    28,580    30,080
--------------------------------------------------------------------------------
80,000        19,915    26,553    33,191    39,830    41,830
--------------------------------------------------------------------------------
100,000       25,540    34,053    42,566    51,080    53,580
--------------------------------------------------------------------------------
120,000       31,165    41,553    51,941    62,330    65,330
--------------------------------------------------------------------------------
140,000       36,790    49,053    61,316    73,580    77,080
--------------------------------------------------------------------------------
150,000       39,602    52,803    66,004    79,205    82,955
--------------------------------------------------------------------------------

    The normal retirement benefit for a retired eligible employee is based upon final average pay. Final average pay is determined by the average of the highest sixty (60) consecutive months compensation within the last ten (10) completed years of employment. Compensation greater than $150,000 exceeds the current qualified plan compensation limits. Special transition rules apply to benefits based on compensation above this level. Table benefits are computed based upon a life annuity and ten-year certain payment form.

    The years of credited service for named executive officers is as follows:
                                 Years of Credited Service
    NAME OF INDIVIDUAL                TOWARDS PLAN
    ------------------       -------------------------------
    Kevin T. Reardon                       35
    Albert G. D'Ottavio                    32
    John J. Keigher                        35
    Jack A. Podlesny                       23
    James T. Limacher                      25

    THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING PERFORMANCE GRAPH AND RELATED INFORMATION UNLESS SUCH GRAPH AND RELATED INFORMATION IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following chart illustrates the cumulative total return over the eight year period from January 1, 1988 through December 31, 1996 based on a $100 investment made as of December 31, 1987. For purposes of the $100 invested in company common stock, it is assumed the dividends received during the nine year measurement period were reinvested at the then current trading price for Company common stock. The cumulative total return also reflects the change in share price between the beginning and end of the measurement period. Changes in the Nasdaq Stock Market Composite and Nasdaq Bank indices over the same nine year measurement period using an equal $100 investment made as of December 31, 1987 are presented to provide general comparisons to both a broad equity market index and a specific industry (banking) index.

PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

    The Board of Directors recommends that the Shareholders approve a proposal to amend the Articles of Incorporation of the Company to increase the number of authorized shares of common stock. The Company presently has 2,750,000 shares of authorized common stock of which 1,215,902 shares are issued. The Company proposes to amend the Articles of Incorporation of the Company to increase the
number of authorized shares to 5,500,000.   Shareholders of the Company have a
preemptive right to subscribe for any additional shares which may be issued by the Company except as otherwise provided for in the Articles of Incorporation. It is the present intention of the Board of Directors of the Company, upon approval by the Shareholders of the Company and certification of the Amendment to the Articles of Incorporation, to declare a stock dividend of one hundred (100%) percent of 1,215,902 shares to its Shareholders of record as of March 13, 1997. The increase in the number of authorized shares will provide for the issuance of future stock dividends which may, from time to time, be declared by the Board of Directors of the Company and to make said shares available for issuance for such corporate purposes as the Board of Directors may in its discretion determine including, without limitation, acquisition opportunities, which the Company is actively considering or investment opportunities. Similar amendments were approved in 1991 and 1994.

    The Board of Directors recommends a vote FOR the proposed amendment. Proxies solicited by management will be so voted unless Shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of at least two-thirds of the outstanding shares of common stock of the Company.


INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of the Company has appointed Crowe Chizek and Company LLP, independent auditors ("Crowe Chizek"), to be the Company's auditors for the fiscal year ending December 31, 1996, and recommends that the Shareholders ratify the appointment. Crowe Chizek will replace McGladrey & Pullen, which had been the Company's auditors since 1986. The decision to engage new auditors was recommended by the Company's management and approved by the Company's Board of Directors following the closing by McGladrey & Pullen of its Joliet, Illinois office and the receipt by the Company of various other proposals for auditing services. The reports of McGladrey & Pullen on the Company's consolidated financial statements for the years ended December 31, 1994 and December 31, 1995 did not contain any adverse opinion or a disclaimer of opinion, and the report was not qualified or modified as to uncertainty, audit scope or accounting principles.

    In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1994 and December 31, 1995, and in the subsequent interim period, there were no unresolved issues, scope restrictions, unanswered questions or disagreements with McGladrey & Pullen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of McGladrey & Pullen, would have caused McGladrey & Pullen to make reference to the matter in their report, and McGladrey & Pullen did not advise the Company that any of the events described in Item 304 (a)(1)(v) of Regulation S-K had occurred.

    During the Company's fiscal years ended December 31, 1994 and December 31, 1995 and the subsequent period prior to engaging Crowe Chizek, the Company (or anyone on the Company's behalf) did not consult Crowe Chizek regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; and as such no written report was provided to the Company and no oral advice was provided that the new accountant concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of disagreement or a reportable event.

    A representative of Crowe Chizek is expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of the new auditors is not ratified, the matter of the appointment of auditors will be considered by the Board of Directors.

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

      Any proposals of Shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Chairman of the Company at its principal executive offices at 78 North Chicago Street, Joliet, Illinois 60432 on or before October 27, 1997, to be considered for inclusion in the Company's Proxy Statement and proxy relating to such meeting.




OTHER BUSINESS

      The Board of Directors know of no other matters to be brought before the Annual Shareholders Meeting. If any other matters should properly come before the meeting, the persons named in the proxy will have the discretion to vote the proxy in accordance with their best judgment on those matters.


                          By Order of the Board of Directors



                                   Kevin T. Reardon
                                Chairman of the Board
                             and Chief Executive Officer



Joliet, Illinois
February 13, 1997



A COPY OF THE 1996 FORM 10-K (THE ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION) IS AVAILABLE FREE OF CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST
TO: MR. KEVIN T. REARDON, CHAIRMAN OF THE BOARD, FIRST NATIONAL BANCORP, INC., 78 NORTH CHICAGO STREET, JOLIET, ILLINOIS 60432.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following chart illustrates the cumulative total return over the eight year period from January 1, 1988 through December 31, 1995 based on a $100 investment made as of December 31, 1987. For purposes of the $100 invested in Company common stock, it is assumed the dividends received during the eight year measurement period were reinvested at the then current trading price for Company common stock. The cumulative total return also reflects the change in share price between the beginning and end of the measurement period. Changes in the Nasdaq Stock Market Composite and Nasdaq Bank indices over the same eight year measurement period using an equal $100 investment made as of December 31, 1987 are presented to provide general comparisons to both a broad equity market index and a specific industry (banking) index.



Cumulative Total Return (measured as of 12/31)*
                         1987      1988      1989      1990      1991      1992      1993      1994      1995      1996
------------------------------------------------------------------------------------------------------------------------
First National Bancorp   $100      $117      $148      $180      $202      $236      $279      $327      $409      $494
------------------------------------------------------------------------------------------------------------------------
Nasdaq Bank Index        $100      $111      $100      $ 65      $ 90      $136      $176      $178      $257      $324
------------------------------------------------------------------------------------------------------------------------
Nasdaq Composite         $100      $115      $138      $113      $177      $205      $233      $226      $316      $386
------------------------------------------------------------------------------------------------------------------------


   * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

                             FIRST NATIONAL BANCORP, INC.
                   78 North Chicago Street, Joliet, Illinois  60432
                       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE
                  PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned Shareholder or Shareholders of First National Bancorp, Inc., ("Company"), do hereby nominate, constitute and appoint KEVIN T. REARDON and ALBERT G. D'OTTAVIO or any one of them (with substitution, for me or us and in my or our name, place and stead) to vote all the shares of common stock of the Company, standing in my or our name, on the Company's books as of the close of its business on Monday, February 3, 1997 at the Annual Meeting of Shareholders of the Company to be held at the office of First National Bank of Joliet, 78 North Chicago Street, Joliet, Illinois, on Thursday, March 13, 1997 at 3:00 p.m., or any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present. The shares are to be voted in accordance with my or our directions as follows:

1. The election of the eleven (11) persons listed below and in the Company's Proxy Statement dated February 13, 1997, as directors of the Company:
              FOR (    )     WITHHOLD (    )
Sheldon C. Bell         Harvey J. Lewis     Louis R. Peyla
George H. Buck          Walter F. Nolan     Kevin T. Reardon
Albert G. D'Ottavio     Charles R. Peyla    Howard E. Reeves
Watson A. Healy

YOU MAY INDICATE YOUR DESIRE TO WITHHOLD AUTHORITY TO VOTE FOR ANY PERSON BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY PERSON.

    The Board of Directors recommends a vote "FOR" the election of the above listed persons as directors of the Company.

                                        (over)

2.  The approval of the following amendment to the Articles of Incorporation:
    That Paragraph 1 of Article Four of the Articles of Incorporation of the Company be amended to read as follows:
    ARTICLE FOUR Paragraph 1:  The authorized shares shall be:
                        PAR VALUE           NUMBER OF SHARES
    CLASS               PER SHARE              AUTHORIZED
    Common              $10.00 per share       5,500,000
                             FOR (         )     AGAINST (        )

    The Board of Directors recommends a vote "FOR" the approval of the above amendment.

3. Such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

    If any other business is properly brought before said meeting, this proxy shall be voted in accordance with the recommendations of the Board of Directors.

________________________________       ______________________________
(Signature of Shareholder or           (Signature of Shareholder or
      Shareholders)                            Shareholders)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

DATED: ___________________________________ , 1997

(1) All of the above named directors have been engaged in the principal occupation specified for more than five years unless otherwise noted.

(2) Charles R. and Louis R. Peyla are brothers.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following chart illustrates the cumulative total return over the eight year period from January 1, 1988 through December 31, 1995 based on a $100 investment made as of December 31, 1987. For purposes of the $100 invested in Company common stock, it is assumed the dividends received during the eight year measurement period were reinvested at the then current trading price for Company common stock. The cumulative total return also reflects the change in share price between the beginning and end of the measurement period. Changes in the Nasdaq Stock Market Composite and Nasdaq Bank indices over the same eight year measurement period using an equal $100 investment made as of December 31, 1987 are presented to provide general comparisons to both a broad equity market index and a specific industry (banking) index.



Cumulative Total Return (measured as of 12/31)*
                         1987      1988      1989      1990      1991      1992      1993      1994      1995      1996
------------------------------------------------------------------------------------------------------------------------
First National Bancorp   $100      $117      $148      $180      $202      $236      $279      $327      $409      $494
------------------------------------------------------------------------------------------------------------------------
Nasdaq Bank Index        $100      $111      $100      $ 65      $ 90      $136      $176      $178      $257      $324
------------------------------------------------------------------------------------------------------------------------
Nasdaq Composite         $100      $115      $138      $113      $177      $205      $233      $226      $316      $386
------------------------------------------------------------------------------------------------------------------------


   * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS